As filed with the Securities and Exchange Commission on June 30, 2025 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEMTECH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	95-2119684
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

200 Flynn Road
Camarillo, California 93012-8790
(Address, including zip code, of Principal Executive Offices)

Restricted Stock Unit Award Agreement (Inducement Grant) for Mitchell James Haws
Performance Stock Unit Award Agreement (Inducement Grant) for Mitchell James Haws
(Full title of the plan)

Hong Q. Hou
President and Chief Executive Officer
Semtech Corporation
200 Flynn Road
Camarillo, California 93012-8790
(805) 498-2111
(Name, address and telephone number, including area code, of agent for service)

COPY TO:
Jeffrey Walbridge, Esq.
O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Certain Documents by Reference
The following documents of Semtech Corporation (the "Company" or "Registrant") filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)    The Company’s Annual Report on Form 10-K for its fiscal year ended January 26, 2025, filed with the Commission on March 25, 2025 (Commission File No. 001-06395);
(b)     The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 24, 2025, that are incorporated by reference in Part III of the Company’s Annual Report on Form 10-K for its fiscal year ended January 26, 2025 (Commission File No. 001-06395);
(c)     The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended April 27, 2025, filed with the Commission on May 29, 2025 (Commission File No. 001-06395);
(d)     The Company’s Current Reports on Form 8-K, filed with the Commission on February 24, 2025, April 28, 2025 (with respect to Items 1.01 and 2.03 only) and June 9, 2025 (each of the foregoing, Commission File No. 001-06395 and in each case only as to the information “filed” with the Commission thereunder for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and not as to information “furnished” thereunder); and
(e)     The description of the Company’s common stock, par value $0.01 per share (the “Common Stock”), contained in its Registration Statement on Form 8-A, filed with the Commission on July 16, 1998 (Commission File No. 000-14663), as modified by the description of the Common Stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for its fiscal year ended January 26, 2020, filed with the Commission on March 20, 2020 (each, Commission File No. 001-06395), and any other amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.     Description of Securities

Not applicable.

Item 5.     Interests of Named Experts and Counsel

Not applicable.

Item 6.     Indemnification of Directors and Officers

Article VII of the Company’s Bylaws, as amended, provides for indemnification of officers, directors, agents and employees of the Company generally consistent with the provisions of Section 145 of the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.
As permitted by Section 102 of the Delaware General Corporation Law, the Company’s stockholders have approved and incorporated provisions into the Company’s Restated Certificate of Incorporation eliminating a director’s personal liability for monetary damages to the Company and the Company’s stockholders arising from a breach of a director’s fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director’s duty of loyalty to the Company or the Company’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.
The Company has entered into indemnification agreements with the Company’s directors and officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and the Company’s Bylaws. The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against the Company or the Company’s directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company’s obligations to the director or officer under the indemnification agreement.
The above discussion of the Company’s Bylaws, Restated Certificate of Incorporation and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Certificate of Incorporation, and statute.

Item 7.     Exemption from Registration Claimed

Not applicable.

Item 8.     Exhibits

See the attached Exhibit Index at page 6, which is incorporated herein by reference.

Item 9.     Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Restricted Stock Unit Award Agreement (Inducement Grant) for Mitchell James Haws. Filed herewith.

4.2	Performance Stock Unit Award Agreement (Inducement Grant) for Mitchell James Haws. Filed herewith.

5	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on June 30, 2025.

SEMTECH CORPORATION

By: /s/ Hong Q. Hou
Hong Q. Hou
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Hong Q. Hou and Mark Lin, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Hong Q. Hou Hong Q. Hou	President, Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2025
/s/ Mark Lin Mark Lin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2025
/s/ Martin S.J. Burvill Martin S.J. Burvill	Director	June 30, 2025
/s/ Rodolpho C. Cardenuto Rodolpho C. Cardenuto	Director	June 30, 2025
/s/ Gregory M. Fischer Gregory M. Fischer	Director	June 30, 2025
/s/ Saar Gillai Saar Gillai	Director	June 30, 2025

Signature	Title	Date
/s/ Ye Jane Li Ye Jane Li	Director	June 30, 2025
/s/ Paula LuPriore Paula LuPriore	Director	June 30, 2025
/s/ Julie G. Ruehl Julie G. Ruehl	Director	June 30, 2025
/s/ Paul V. Walsh, Jr. Paul V. Walsh, Jr.	Director	June 30, 2025